Exhibit 5.1

Our ref	ELR/762363-000001/15554902v1

China Eco-Materials Group Co. Limited中国环保新材集团有限公司

No. 200, Liu Gang Tou, Qinglin Community,

Tangshan Township, Nanjing

Jiangsu Province,

People’s Republic of China 211131

January 24, 2020

Dear Sirs

China Eco-Materials Group Co. Limited 中国环保新材集团有限公司

We have acted as Cayman Islands legal advisers to China Eco-Materials Group Co. Limited中国环保新材集团有限公司 (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company and certain selling shareholders listed in the second appearing prospectus included in the Registration Statement of certain ordinary shares of par value US$0.0001 each (the “Shares”) and certain warrants (“Warrants”), exercisable into ordinary shares of the Company (“Warrants Shares”), to the representative of the underwriters in the offering.

We are furnishing this opinion as Exhibits 5.1and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 7 January 2019 issued by the Registrar of Companies in the Cayman Islands.

1.2	The second amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 22 October 2019 (the “Memorandum and Articles”).

1.3	The written resolutions of the directors of the Company dated 25 July 2019 and 4 October 2019 (the “Board Resolutions”).

1.4	The written resolutions of the shareholders of the Company dated 29 October 2019 (the “Shareholders’ Resolutions”).

1.5	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.6	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 25 October 2019 (the “Certificate of Good Standing”).

1.7	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is USD50,000 divided into 500,000,000 shares comprising of (i) 450,000,000 ordinary shares of a nominal or par value of USD0.0001 each; and (ii) 50,000,000 preferred shares of a nominal or par value of USD0.0001 each.

3.3	The issue and allotment of the Shares and Warrant Shares have been duly authorised by all required corporate action of the Company and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares and Warrant Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The issue of the Warrants has been duly authorised by all required corporate action of the Company.

3.5	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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